EXHIBIT 99.1
Gaylord Entertainment Company Completes $1 Billion Credit Facility; Four-Year Term
Significantly Extends Debt Maturity
NASHVILLE, Tenn. — July 28, 2008 — Gaylord Entertainment Co. (NYSE: GET) today announced it has entered into a new $1 billion senior secured credit facility that refinances the Company’s current bank debt and provides availability to fund the Company’s business plan. The new facility matures in July 2012.
The new facility provides for $300 million of revolving credit (none of which will be outstanding at closing) and a $700 million fully drawn term loan, both bearing interest at a rate equal to LIBOR plus 2.50 percent or a base rate (the higher of the lead bank’s prime rate and the federal funds rate) plus 0.50 percent, at Gaylord’s election. The credit facility is secured by a pledge of the Company’s hotel properties and is guaranteed by certain of the Company’s subsidiaries. The new credit facility also contains an accordion feature in which the Company can increase availability by $400 million with the agreement of participating banks. The credit facility was arranged by Banc of America Securities, LLC, Deutsche Bank Securities, Inc. and Wells Fargo Bank, N.A.
“We are pleased to have completed the refinancing of our credit facility, especially given the current volatile state of the credit market,” said David Kloeppel, executive vice president and chief financial officer for Gaylord Entertainment. “These commitments are a signal of the confidence our bank group has in our strategy and their recognition of the significant value of our assets.”
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels and our ability to obtain financing for new developments. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Rob Tanner, Director Investor Relations	Brian Abrahamson, Vice President of Communications
Gaylord Entertainment	Gaylord Entertainment
(615) 316-6572	(615) 316-6302
rtanner@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~
Josh Hochberg
Sloane & Company
(212) 446-1892
jhochberg@sloanepr.com

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